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                                                 EXHIBIT 23












              CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Research Engineers, Inc.:


We consent to incorporation by reference in the Registration Statement (Nos. 333-29747) on Form S-8 of Research Engineers, Inc. of our report dated May 17, 1999, relating to the consolidated balance sheet of Research Engineers, Inc. and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-KSB of Research Engineers, Inc.



                        /s/ KPMG LLP




Orange County, California
June 29, 1999